Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Northern Genesis Acquisition Corp. II on Form S-4 of our report dated April 14, 2021, with respect to our audit of the financial statement of Northern Genesis Acquisition Corp. II as of December 31, 2020 and for the period from September 25, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

July 2, 2021